Pricing Supplement No. 4 dated July 11, 2006	Filed under Rule 424(b)(3)
(to Prospectus dated May 5, 2006	File No. 333-130584
and Prospectus Supplement dated May 5, 2006)

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$2,000,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	July 18, 2006	Closing Date:	July 18, 2006	CUSIP Number:	78442F EC 8

Maturity Date:	July 26, 2010	Option to Extend Maturity: If Yes, Final Maturity Date:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:
☐ CD Rate	Index Maturity: Three Months.
☐ Commercial Paper Rate
☐ CMT Rate	Spread: Plus 16 basis points (0.16%).
☐ Federal Funds Rate
☒ LIBOR Telerate	Initial Interest Rate: TBD.
☐ LIBOR Reuters
☐ Prime Rate	Interest Rate Reset Period: Quarterly.
☐ 91-Day Treasury Bill Rate

ABN AMRO Incorporated	Banc of America Securities LLC	Barclays Capital
BNP PARIBAS	Citigroup	Credit Suisse
Goldman, Sachs & Co.	HSBC	Lehman Brothers
Merrill Lynch & Co.	Morgan Stanley	Wachovia Securities

July 11, 2006

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Floating Rate (LIBOR-Telerate) Medium Term Notes	$2,000,000,000	$214,000.00

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning October 25, 2006.	Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning October 25, 2006.

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date (or Original Issue Date in the case of the first Interest Period).	Interest Period(s):

From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Period).

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.

Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.

Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:	JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agents:	The following agents are acting as underwriters in connection with this issuance.

	Agents	Principal Amount of Notes
	Wachovia Capital Markets, LLC	$ 587,500,000.00
	BNP Paribas Securities Corp.	250,500,000.00
	Goldman, Sachs & Co.	161,000,000.00
	Banc of America Securities LLC	160,000,000.00
	Barclays Capital Inc.	150,000,000.00
	HSBC Securities (USA) Inc.	150,000,000.00
	Lehman Brothers Inc.	145,000,000.00
	Morgan Stanley & Co. Incorporated	105,000,000.00
	Citigroup Global Markets Inc.	85,000,000.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	81,000,000.00
	Credit Suisse Securities (USA) LLC	65,000,000.00
	ABN AMRO Incorporated	60,000,000.00

	Total	$2,000,000,000.00

Issue Price:	100.0%.

Agents’ Commission:	0.035%.

Net Proceeds:	$1,999,300,000.

Concession:	Up to 0.02%.

Reallowance	Up to 0.01%.

CUSIP Number:	78442F EC 8.

ISIN Number:	US78442FEC86.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 123